DEFINITIVE AGREEMENT

made this 20th day of November, 2009

BETWEEN:    EXMOVERE Holdings, Inc.
                        1600 Tysons Blvd., 8th Floor, McLean, Virginia 22101

(hereinafter jointly referred to as the "EXMOVERE")

And:                HORIZON HEALTH INTERNATIONAL CORP.
                         Griffin Centre, 317 - 901 West 3rd Street, North Vancouver BC, Canada V7P 3P9

(hereinafter referred to as the "HORIZON")

WHEREAS "EXMOVERE" owns and controls the rights to certain Health Products, specifically the Telepath Zigbee biosensor wristwatch and the Chariot personal mobility device (the 'Products') as described in more detail in Schedule "A" attached, and

WHEREAS "HORIZON" wishes to acquire the rights to the Exclusive Distributorship for the 'Products' for all of Canada for 15 years.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, "HORIZON" and the "EXMOVERE" agree as follows:

1.    "EXMOVERE" shall sell the exclusive rights for Canada to the Distributorship for the 'Products' to "HORIZON" for following consideration:

       "HORIZON" shall pay the following remuneration for the acquisition of the exclusive rights to the Distributorship for Canada for the 'Products':

a. "HORIZON" shall pay Two Million Dollars US ($1,000,000.00 US) in cash, payable as follows:

i.	$ 150,000.00 payable on or before December 31, 2009.
ii.	$ 185,000.00 payable on or before January 30, 2010.
iii.	$ 185,000.00 payable on or before March 31, 2010.
iv.	$ 185,000.00 payable on or before April 30, 2010.
v.	$ 185,000.00 payable on or before May 31, 2010.
vi.	$ 185,000.00 payable on or before June 30,2010.
vii.	$ 185,000.00 payable on or before July 31, 2010.
viii.	$ 185,000.00 payable on or before August 31, 2010.
ix.	$ 185,000.00 payable on or before September 30, 2010.
x.	$ 185,000.00 payable on or before October 31, 2010.
xi.	$ 185,000.00 payable on or before November 30, 2010.

"EXMOVERE" herewith represents and warrants that:

a)	it is a US registered Company in good standing with all applicable laws and rules and regulations.

b)	it has the power and right to enter into this agreement

c)	it is presently engaged in filing for trading on the OTC-BB in the US.

d)	it has the sole and exclusive ownership and control to the 'Products'

e)	it has the right and power to assign and sell the Distributorship as given in paragraph 1) above.

f)	the 'Products' meet all the Standards for Sale and Distribution in Canada as required under Canadian laws.

g)	there are no claims or litigations pending against the 'Product' which could hinder the unimpeded sale and distribution in Canada.

h)	there are no claims or litigation pending against the assets of the "EXMOVERE"

i)	the 'Products' meet the required Industry Standards as applied in Canada.

"EXMOVERE" shall:

j)	at due date of the first payment installment as given in paragraph 1. a) i. above, deliver to "HORIZON" all marketing and technical collateral for the 'Products'. On February 15th, deliver 10 demo units of the Telepath wristwatch. On May 1, deliver 2 demo units of the Chariot. By July 1, be prepared to deliver up to 10,000 Telepath units per order. By August 1, be prepared to deliver up to 1000 Chariots per order.

k)	at all times be responsible for quality control of the 'Products'.

1)	do all such other acts as are deemed necessary under the laws of the US and Canada to property assign and sell the exclusive distribution rights to the 'Products' to "HORIZON".

m)	provide "HORIZON" with all pertinent documentation, technical and as otherwise available for the 'Products'.

n)	allow "HORIZON" the use of its website for its sale/distribution and promotion of the 'Products'.

o)	make a demo unit of the 'Products' available upon request by Horizon during the month of January 2010 with cost paid by "HORIZON".

"HORIZON" herewith represents and warrants that:

a)	it is a Public US registered Company in good standing with all applicable laws and rules and regulations.

b)	its stock is presently trading on the US Over The Counter Market with quotation on the OTC-Pinksheets with qualifications as a Current Filer,

c)	it has the power and right to enter into this agreement

d)	it has the capability and ability to raise the funds as given in paragraph 1. above.

e)	it has the structure and knowhow necessary for distribution of the 'Products' in Canada.

f)	there are no claims or litigations pending against the "HORIZON" or its assets which could hinder the sale and distribution of the 'Products' in Canada.

"HORIZON" shall:

g)	at its best effort distribute and sell the 'Products', but always within the standards as set out by "EXMOVERE".

h)	adhere to the pricing guidelines as instructed by "EXMOVERE" from time to time.

i)	only put out press releases related to "EXMOVERE" and its products upon approval by "EXMOVERE".

j)	must spend a total of (three hundred thousand) $300,000 for marketing on the 'Chariot' Product, of which (two hundred fifty thousand) $250,000 must be spent on television advertising during the year 2010 and Increasing to (three hundred fifty thousand) $350,000 in the year 2011 and every succeeding year for the term of the license, of which at least (two hundred fifty thousand) $250,000 must be spent on television advertising.

k)	in addition spend (three) 3% of its gross revenue on television advertising per year until the end of the term of this agreement; provided however, that "EXMOVERE" shall match the (three) 3% amount on television advertising in Canada until the end of the term of this Agreement.

I)	have at least one Show-Room in a major urban center with a minimum of (5) five demonstration Chariot for the term of this Agreement.

m)	with regards to the 'Chariot' meet a target of (one million) $1,000,000 of gross sales by December 2011, and thereafter a minimum of two million dollars ($2,000,000) per year in gross sales or inventory purchases for the remaining term of this agreement.

n)	with regards to the 'Telepath' meet a target of two million dollars ($2,000,000) in gross sales on/or before December 2011, and thereafter maintain a minimum of two million dollars ($2,000,000) in gross sales or inventory purchases per year for the remaining term of this Agreement.

2.   Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

3.   This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

4.   If, either of the parties to this Agreement fails to complete and deliver all requirements given within this Agreement, this Agreement shall become null and void and neither party shall have any further obligations towards the other  party whatsoever, provided however, that if either party is in default of any of the terms of this agreement, the party in default shall have sixty (60) days to remedy such default.

5.   Any disagreement or dispute between the parties to this agreement shall be subject to arbitration as governed under the laws of the State of Delaware.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

For: "HORIZON"	HORIZON HEALTH INTERNATIONAL CORP,

Date
Jeff Hoogveld, Secretary and Director

For: "EXMOVERE"	EXMOVERE Holdings, Inc.

David Bychkov President and CEO

SCHEDULE "A"

"EXMOVERE" Products:

The 'CHARIOT'
The Exmovere "Chariot" is a mobility device that can be implemented by people suffering from mobility problems. The Chariot has several competitive advantages. It is the only, truly hands free, self-balancing vehicle. It also serves as a unique platform for integrating vital sign, emotion monitoring and environmental sensors for hospitals, military and hazardous materials workers, it is a new wearable device that will help people with physical challenges as well as dome professionals to get around.

Further information at: http://www.exmoverexom/mobility.html

The 'TELEPATH'
'The Biosensor Wristwatch' (The Telepath)
The company controls the world's first and only Zigbee biosensor wristwatch that uses infrared sensors to detect heart rate without a chest strap, 3-d accelerometers to model human movement, and a variety of metallic sensors to detect skin temperature and skin conductance. The wristwatch, now called the Telepath, transmits these data via computer or cell phone to online data centers, care givers and/or emergency services.

Further information at: http://www.exmovere. com/healthcare. html